Exhibit (k)(7)

FS MULTI-ALTERNATIVE INCOME FUND

SHAREHOLDER SERVICES PLAN

Adopted: September 11, 2018

This Shareholder Services Plan (the “Plan”) has been adopted in conformity with Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by FS Multi-Alternative Income Fund, a Delaware statutory trust (the “Fund”), with respect to the various classes of shares (each, a “Class”) listed on Appendix A hereto, as amended from time to time, subject to the terms and conditions set forth herein.

In an order dated September 12, 2016, the U.S. Securities and Exchange Commission (the “SEC”) granted exemptive relief (the “Exemptive Order”) to certain of the Fund’s affiliates (the “Applicants”), permitting certain registered investment companies to issue multiple classes of shares with sales loads and/or asset-based distribution and/or service fees and contingent deferred sales loads. As a continuously offered registered closed-end management investment company, the investment adviser to which is under common control with the investment adviser to the Applicants, and which provides periodic liquidity with respect to its shares pursuant to Rule 13e-4 under the Securities Exchange Act of 1934, the Fund is eligible to rely on the Exemptive Order to offer multiple classes of its common shares of beneficial interest, par value $0.001 per share in accordance with Rule 18f-3 of the 1940 Act.

The Shareholder Servicing Fees (as defined herein) payable pursuant to the Plan are fees payable for the administration and servicing of shareholder accounts, as more fully described in Section 1 below, and not costs which are primarily intended to result in the sale of the Fund’s shares and which would require approval pursuant to the Rule.

It has been unclear whether the SEC will deem a service fee paid to sales personnel to be a direct or indirect financing activity primarily intended to result in the sale of shares thus subjecting service fees to the trustees’ oversight requirements set forth in the Rule. Due to this uncertainty with respect to whether service fees are subject to the requirements of the Rule, the Fund is adopting a service fee that is separate and distinct from the Fund’s distribution fee (in order to isolate the service fee and attempt to distinguish it from distribution fees, which clearly are subject to the Rule) while, at the same time, subjecting any such service fees to the trustees’ oversight requirements set forth in the Rule.

1. Shareholder Servicing Fees

a. Pursuant to the Plan, the Fund shall pay, with respect to and at the expense of each Class listed on Appendix A hereto, a fee in respect of the provision of personal services to shareholders of such Class, as more fully described in Section 1(b) hereof (the “Service Fee”), such fee to be at the annual rate specified with respect to such Class under the column “Service Fee” on Appendix A hereto. The Fund shall determine the amount of the Service Fee to be paid to one or more brokers, dealers, other financial institutions or other industry professionals (including FS Investments or its affiliates) (collectively, “Service Agents”) and the basis on which such payments will be made. Payments to a Service Agent will be subject to compliance by the Service Agent with the terms of any related Plan agreement entered into by the Service Agent. Any officer of the Fund is authorized to execute and deliver, in the name of and on behalf of the Fund, written Shareholder Services Agreements with Service Agents that are record owners of Fund shares or that have a servicing relationship with the beneficial owners of shares of the Fund.

b. Payments of the Service Fee shall be used to compensate Service Agents for general shareholder liaison services provided with respect to shareholders in the related Class, including, but not limited to: (i) responding to customer inquiries of a general nature regarding the Fund; (ii) crediting distributions from the Fund to customer accounts; (iii) arranging for bank wire transfer of funds to or from a customer’s account; (iv) responding to customer inquiries and requests regarding Statements of Additional Information, shareholder reports, notices, proxies and proxy statements, and other Fund documents; (v) forwarding prospectuses, Statements of Additional Information, tax notices and annual and semi-annual reports to beneficial owners of Fund shares; (vi) assisting the Fund in establishing and maintaining shareholder accounts and records; (vii) assisting customers in changing account options, account designations and account addresses, and (vii) providing such other similar services as the Fund may reasonably request to the extent the Service Agent is permitted to do so under applicable statutes, rules, or regulations.

c. Payments of the Service Fee under Section 1 of the Plan may be made without regard to expenses actually incurred.

2. Calculation and Payment of Fees

The amount of the Service Fee payable with respect to each Class listed on Appendix A hereto shall be computed daily and paid monthly, at the applicable annual rates indicated on Appendix A, based on the applicable Class’s average daily net assets attributable to or held in the name of the applicable Service Agent. The Service Fee shall be calculated and paid separately for each Class.

3. Approval of Plan

The Plan will become effective immediately, as to any Class, upon its approval by a majority of the Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

4. Continuance of the Plan

The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund’s Board of Trustees (the “Board”) in the manner described in Section 3 above.

5. Additional Classes

The Plan shall become effective with respect to Classes not currently listed on Appendix A hereto upon obtaining the requisite approvals with respect to such Classes in accordance with Section 3 above.

6. Termination

The Plan may be terminated at any time with respect to any Class without penalty by (a) a vote of a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan, or (b) a vote of a majority of the outstanding shares (as defined in the 1940 Act) of such Class. The termination of the Plan with respect to any Class shall not result in the termination of the Plan with respect to any other Class.

7. Amendments

No material amendment to the Plan may be made unless approved by the Board in the manner described in Section 3 above.

8. Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Fund’s Trustees who are not “interested persons” of the Fund (as defined in the 1940 Act) will be committed to the discretion of the Trustees then in office who are not “interested persons” (as so defined) of the Fund.

9. Written Reports

While the Plan is in effect, the Board shall receive, and the Trustees shall review, at least quarterly, written reports complying with the requirements of the Rule, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10. Preservation of Materials

The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.

11. Miscellaneous

The captions in the Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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IN WITNESS WHEREOF, the Fund has executed this Plan as of the date first above written on behalf of each Class listed on Appendix A hereto.

FS MULTI-ALTERNATIVE INCOME FUND

By	/s/ Michael C. Forman

Name: Michael C. Forman
Title: Chief Executive Officer

Signature Page to FS Multi-Alternative Income Fund Shareholder Services Plan - 1

APPENDIX A TO SHAREHOLDER SERVICES PLAN

FS MULTI-ALTERNATIVE INCOME FUND

Class of Shares	Service Fee
A	0.25%
I	None
L	0.25%
M	None
T	0.25%

Agreed to and accepted as of September 11, 2018.

FS MULTI-ALTERNATIVE INCOME FUND

By:	/s/ Michael C. Forman
Name: Michael C. Forman
Title: Chief Executive Officer

Signature Page to FS Multi-Alternative Income Fund Shareholder Services Plan - 2